Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) the Registration Statement (Form S-3 No. 333-193777) of SciQuest, Inc. and subsidiaries,

(2)  the Registration Statement (Form S-8 No. 333-188527) pertaining to the 2013 Stock Incentive Plan of SciQuest, Inc. and subsidiaries,

(3)  the Registration Statements (Form S-8 No. 333-170386, Form S-8 No. 333-181482 and) pertaining to the 2004 Stock Incentive Plan of SciQuest, Inc. and subsidiaries, and

(4)  the Registration Statement (Form S-8 No. 333-181492) pertaining to the Employee Stock Purchase Plan of SciQuest, Inc. and subsidiaries;

of our report dated March 8, 2013, with respect to the consolidated financial statements of SciQuest, Inc. and subsidiaries included in this Annual Report (Form 10-K) of SciQuest, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 21, 2014